Exhibit (l)(3)

PURCHASE AGREEMENT

BlackRock Funds V (the “Registrant”), a Massachusetts business trust, on behalf of its series BlackRock Sustainable Low Duration Bond Fund (the “Fund”), and BlackRock Financial Management, Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1.    The Registrant hereby offers the Purchaser and the Purchaser hereby purchases one share of each of the Investor A, Institutional and Class K Share Classes of the Fund (the “Shares”) for $10 per Share. The Registrant hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Shares.

2.    The Purchaser represents and warrants to the Registrant that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3.    The names “BlackRock Funds V” and “Trustees of BlackRock Funds V” refer respectively to the Registrant created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 19, 2018, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Registrant, as may be amended from time to time. The obligations of “BlackRock Funds V” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Registrant personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Registrant must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Registrant.

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IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 13th day of October, 2021.

BLACKROCK FUNDS V, on behalf of BlackRock Sustainable Low Duration Bond Fund

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Janey Ahn
Name: Janey Ahn
Title: Managing Director

[Signature Page to Purchase Agreement of BlackRock Sustainable Low Duration Bond Fund]